EXHIBIT 4.2
Independent Auditors’ Consent
The Board of Directors
Bourse de Montréal Inc.
     We consent to the use of our audit report dated January 24, 2007, except as to note 25, which is as of March 23, 2007, on the consolidated balance sheets of Bourse de Montréal Inc. as at December 31, 2006 and 2005, and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2006 incorporated by reference in the Registration Statement on Form F-8 of TSX Group Inc. dated January 14, 2008.
/s/  KPMG LLP
Chartered Accountants
Montréal, Canada
January 14, 2008